As filed with the Securities and Exchange Commission on December 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ARCHROCK, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-3204509
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9807 Katy Freeway, Suite 100
Houston, Texas 77024
(281) 836-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ARCHROCK, INC. 2013 STOCK INCENTIVE PLAN
(Full title of the plan)

Stephanie C. Hildebrandt
Senior Vice President, General Counsel
9807 Katy Freeway, Suite 100
Houston, Texas 77024
(281) 836-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Ryan J. Maierson
Nick S. Dhesi
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Tel: (713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.01 par value per share	2,832,994	$8.40	$23,797,149.60	$2,884.21

(1)         This registration statement registers an aggregate of 2,832,994 shares of common stock, par value $0.01 per share (the “Common Stock”), of Archrock, Inc. that may be delivered with respect to awards under the Archrock, Inc. 2013 Stock Incentive Plan (the “Plan”).

(2)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the adjustment provisions of the Plan.

(3)         Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The price for the 2,832,994 shares of Common Stock being registered hereby is based on a price of $8.40 per share, which is the average high and low trading prices per share of Common Stock as reported by the New York Stock Exchange on December 18, 2018.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (“Registration Statement”) is being filed by Archrock, Inc., a Delaware corporation (the “Registrant”), for the purpose of registering an additional 2,832,994 shares of common stock for issuance under the Archrock, Inc. 2013 Stock Incentive Plan, as amended from time to time (the “Plan”). Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s registration statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2017 (File No. 333-217923) and May 3, 2013 (File No. 333-188341) are herein incorporated by reference and are supplemented by the information set forth below.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to the Plan participants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of the Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)                                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 22, 2018, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the Commission on May 3, 2018, August 2, 2018 and November 1, 2018, respectively;

(c)                                  The Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2018, January 16, 2018, February 21, 2018, March 6, 2018, March 21, 2018, April 25, 2018, April 26, 2018, July 12, 2018, July 25, 2018 and August 29, 2018, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act;

(d)                                 The Registrant’s Registration Statements on Form S-8 filed with the Commission on May 12, 2017 (File No. 333-217923) and May 3, 2013 (File No. 333-188341); and

(e)                                  The description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K, filed with the Commission on August 20, 2007, including all amendments and reports filed for the purpose of updating that description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of (i) the Delaware General Corporation Law (the “DGCL”), (ii) the Registrant’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), (iii) the Registrant’s Third Amended and Restated Bylaws (the “Bylaws”) and (iv) indemnification agreements the Registrant has entered into with its directors and certain executive officers (the “Indemnification Agreements”). This description is intended as a summary only and is qualified in its entirety by reference to the DGCL, the Certificate of Incorporation, the Bylaws and the Indemnification Agreements.

Delaware General Corporation Law

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Certificate of Incorporation

Article Eight of the Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of Article Eight of the Bylaws by the stockholders shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

Article Nine of the Certificate of Incorporation provides that the Registrant will indemnify and advance expenses to each director and officer of the Registrant as provided in the Bylaws and may indemnify and advance expenses to each employee and agent of the Registrant, and all other persons whom the Registrant is authorized to indemnify under the provisions of the DGCL, as provided in the Bylaws.

Bylaws

The Bylaws provide that the Registrant will indemnify to the fullest extent permitted by Delaware law, including the DGCL as described above, any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in right of the Registrant) (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant, or, while serving as a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, or by reason of any action alleged to have been taken or omitted in such capacity against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered. However, except with respect to certain proceedings to enforce rights to indemnification as described below, the Registrant will indemnify any such officer or director in connection with a proceeding initiated by that officer or director only if the proceeding was authorized by the Registrant’s board of directors.

This right to indemnification also includes the right to be paid in advance expenses (including attorneys’ fees) incurred in defending any such proceeding to the fullest extent permitted by Delaware law. However, if the DGCL requires an advancement of expenses incurred by an officer or director in his or her capacity as such (and not in any other capacity in which service was or is rendered), the Registrant will advance expenses only upon delivery to it of an undertaking by or on behalf of the officer or director, to repay all amounts advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the officer or director is not entitled to be indemnified for expenses incurred.

In any suit brought by an officer or director to enforce a right to indemnification or in any suit brought by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, as described in the paragraph above, if the officer or director is successful, in whole or in part, he or she is entitled to be paid the expense of prosecuting or defending the suit.

The Bylaws further provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in right of the Registrant) by reason of the fact that the person is or was an employee (other than an officer) or agent of the Registrant, or, while serving as an employee (other than an officer) or agent of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, to the extent (i) permitted by Delaware law, and (ii) authorized in the sole discretion of the Registrant’s Chief Executive Officer and at least one other of the following officers of the Registrant: the President, the Chief Financial Officer, or the General Counsel. The Registrant may, to the extent permitted by Delaware law and authorized as described in (ii) of the preceding sentence, pay expenses (including attorneys’ fees) reasonably incurred by any employee or agent of the Registrant in defending any proceeding in advance of the final disposition, upon terms and conditions that the officer authorizing such expense advancement may determine in his or her sole discretion.

The rights and authority relating to indemnification conferred by the Bylaws are not exclusive of any other right that any person seeking indemnification or advancement of expenses from the Registrant may have or acquire.

Indemnification Agreements

Under the Indemnification Agreements the Registrant has agreed to advance expenses to, and indemnify, each of its directors and executive officers to the fullest extent allowed under applicable law. Each Indemnification Agreement also establishes guidelines as to the defense and settlement of claims by the parties. The Indemnification Agreements do not expand the indemnification of the directors and officers beyond the maximum permitted by the DGCL.

Notwithstanding the foregoing, the following are generally excluded from coverage under the Indemnification Agreements:

•                      claims covered by any insurance or other indemnity provisions;

•                      liability under Section 16(b) of the Securities Act; and

•                      proceedings initiated by the putative indemnitee without prior approval of our board of directors (other than proceedings brought to enforce an indemnitee’s rights under his or her indemnification agreement).

The Registrant also provides insurance pursuant to which its directors and officers will be indemnified or insured against liability or loss asserted against them in their capacities as directors or officers or arising out of that status. This insurance is subject to various deductibles and exclusions from coverage.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of Exterran Holdings, Inc. (now Archrock, Inc.), incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on August 20, 2007.
3.2

Certificate of Amendment to Certificate of Incorporation of Exterran Holdings, Inc. (now Archrock, Inc.), incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 5, 2015.

3.3

Composite Certificate of Incorporation of Archrock, Inc., incorporated by reference to Exhibit 3.3 of the Registrant’s Annual Report on Form 10-K filed on (as amended as of November 3, 2015) February 29, 2016.

3.4	Third Amended and Restated Bylaws of Exterran Holdings, Inc. (now Archrock, Inc.), incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on March 20, 2013.
4.1	Archrock, Inc. 2013 Stock Incentive Plan, incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 19, 2013.
4.2	First Amendment to the Archrock, Inc. 2013 Stock Incentive Plan, incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K filed on November 5, 2015.
4.3	Second Amendment to the Archrock, Inc. 2013 Stock Incentive Plan, incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed March 18, 2016.
4.4	Archrock, Inc. 2017 Employee Stock Purchase Plan, incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed March 16, 2017.
5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included on the signature page hereof).

* Filed herewith.

Item 9. Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 21, 2018.

ARCHROCK, INC.

By:	/s/ Douglas S. Aron
Douglas S. Aron
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Bradley Childers, Douglas S. Aron and Stephanie C. Hildebrandt and each of them severally as his or her true and lawful attorneys-in-fact and agents, with power to act, with or without the other, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including post-effective amendments) to this registration statement and any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this registration statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 21, 2018.

Name	Title

/s/ D. Bradley Childers	President, Chief Executive Officer and Director (Principal Executive Officer)
D. Bradley Childers

/s/ Douglas S. Aron	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Douglas S. Aron

/s/ Donna A. Henderson	Vice President and Chief Accounting Officer (Principal Accounting Officer)
Donna A. Henderson

/s/ Anne-Marie N. Ainsworth	Director
Anne-Marie N. Ainsworth

/s/ Wendell R. Brooks	Director
Wendell R. Brooks

/s/ Gordon T. Hall	Director
Gordon T. Hall

/s/ Frances Powell Hawes	Director
Frances Powell Hawes

/s/ J.W.G. Honeybourne	Director
J.W.G. Honeybourne

/s/ James H. Lytal	Director
James H. Lytal

/s/ Edmond P. Segner, III	Director
Edmond P. Segner, III